EXHIBIT 10.1

RETIREMENT, SEVERANCE AND RELEASE AGREEMENT

This Retirement, Severance and Release Agreement (“Agreement”) is entered into by and between Kristin Rogers (the “Executive”) and PC Mall, Inc. (“PC Mall” or the “Company”).

RECITALS

Executive has been employed by the Company as an executive officer.

Executive and the Company desire to provide for her retirement and accordingly end their employment relationship in a professional and mutually satisfying manner reflecting the contributions made by Executive over her long tenure with the Company in part through the terms and conditions of this Agreement.

AGREEMENT

In consideration of the covenants and promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             TERMINATION OF EMPLOYMENT

Executive acknowledges that her employment shall terminate, together with all positions with Company and each of its subsidiaries, on September 30, 2012 (“the Termination Date”).

2.             CONSIDERATION

a.             In consideration of and exchange for Executive’s agreement to the terms of and entry into this Agreement, including without limit the Forbearance Agreement attached hereto as Attachment A, which Executive acknowledges is an integral part of, and material inducement for, this Agreement, the Company hereby agrees to provide Executive with the following severance payments and benefits (individually and collectively the “Severance Payments”): (i) continued base salary payments at her current base salary rate of $350,000 for nine months following the Termination Date (the “Severance Period”) in the aggregate gross amount over the Severance Period equal to $262,500 (to be paid in bi-weekly installments with the Company’s normal payroll); (ii)  two bonus payments in the respective aggregate gross amounts equal to (I) $34,650 to be paid  within five business days of the termination of Executive’s employment in accordance with this Agreement (which amount is intended to represent the discretionary non-annual component of Executive’s bonus opportunity for the fiscal year 2012 under her 2012 Executive Incentive Plan through the end of the Company’s 2012 third quarter of operations), and (II) a pro-rated quantitatively calculated annual bonus amount equal to 75% of the full amount of such quantitative annual bonus amount under Executive’s 2012 Executive Incentive Plan, such full annual amount to be calculated under such plan at a time and on a basis consistent, as applicable, with other similarly situated executives and determinations of the Company’s Compensation Committee following completion of the 2012 fiscal year and which shall be paid to Executive within five business days of the end of  the Severance Period; (iii) reimbursement for any cobra payments actually made by Executive over the nine month period described in 2a(i) after any cobra election by Executive related to Executive’s healthcare benefits in place immediately prior to the termination of Executive’s employment; and (iv) a six month extension of the exercisability of any outstanding options vested as of the Termination Date, granted to Executive under the Company Incentive Stock option plans and which would otherwise terminate 90 days following the Termination, provided however, no such extension shall apply to extend the maximum ten year life of any such option. All Severance Payments shall be subject to withholding by the Company in any amounts the Company deems appropriate or desirable in its sole discretion, shall be payable subject to the obligations, terms and conditions provided in the Forbearance Agreement and shall be subject to offset against amounts owed by Executive to the Company.

b.             In further consideration of and as a material inducement for the Company to enter into this Agreement, the parties hereby agree to enter into the Forbearance Agreement.

c.             Executive acknowledges and agrees that the attached Forbearance Agreement provides a reasonable and good faith effort to protect confidential, proprietary or trade secret information of the Company and to protect the Company from unfair competition and that it is reasonable in its scope and terms.

3.             RELEASE AND COVENANT NOT TO SUE

a.             Executive, for herself and her family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges the Company, AF Services, PC Mall Canada, Inc., PC Mall, Sales, Inc., PC Mall Gov, Inc., Sarcom, Inc. and their respective parents, subsidiaries, affiliated entities, partners, directors, officers, shareholders, insurers, agents, Executives, and predecessors and successors, past and present (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that Executive or Affiliates now have, or may ever have, against any of the Releases arising out of, or related in any way to any of the following:  (i) Executive’s employment with the Company, including the termination thereof; and (ii) any act, omission, or transaction occurring on or before the Effective Date of this Agreement (“Claims”).

b.             Without limiting the foregoing, Executive understands and agrees that the foregoing release provisions waive and release Claims alleging violations of any federal or state employment discrimination law, including without limitation the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Equal Pay Act; the Executive Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of any provision of the California Labor Code; state and federal wage and hour laws; as well as all common law and statutory claims, including without limitation, breach of contract; fraud; violation of public policy; unfair competition and business practices; defamation; infliction of emotional distress; invasion of privacy; wrongful termination; and any other state or federal law, rule, or regulation.

c.             This Agreement, and the release contained herein, are subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  In compliance with OWBPA, Executive hereby acknowledges and agrees that she has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Executive hereby acknowledges and agrees as follows: (i) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Executive; (ii) the release provisions of this Agreement apply to any rights Executive may have under the ADEA, including the right to file a lawsuit in state or federal court for age discrimination in violation of the ADEA; (iii) the release provisions of this Agreement do not apply to any rights or claims Executive may have under the ADEA that arise after the Effective Date of this Agreement; (iv) the Company does not have a preexisting duty to pay Executive the Severance Payment identified in this Agreement; (v) Executive has been advised and given the opportunity to consult with an attorney, and has consulted with an attorney to the extent she wished to do so, prior to executing this Agreement; and (vi) Executive is being provided a period of at least twenty-one days to consider this Agreement prior to its effectiveness upon the Termination Date and to terminate and revoke the Agreement for any or no reason prior to such Termination Date if she so desires by providing the Company with written notice of such termination prior to the Termination Date.

d.             Executive represents that she has not suffered any work-related injuries while employed by the Company and accordingly, she has not filed and does not intend to file any claim for workers’ compensation benefits of any type against the Company.  Executive acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Executive agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a full compromise and release as to any workers’ compensation claims in the event that Executive files such a claim.

e.             Executive understands that by signing this Agreement and agreeing to the release of Claims, or she is not waiving any right or claim that cannot be waived as a matter of law.  Executive further understands that the release of Claims does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

4.             RELEASE PROVISIONS APPLICABLE TO UNKNOWN CLAIMS

Executive acknowledges that she is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her, must have materially affected her settlement with the debtor.”

Notwithstanding such knowledge, Executive hereby waives and relinquishes all rights and benefits which Executive may have under Section 1542 of the California Civil Code and any other law to the same or similar effect.

5.             CONFIRMATION OF PAYMENT OF WAGES AND TERMINATION OF BENEFITS ELIGIBILITY

Executive agrees and acknowledges that Executive has been paid all wages, including bonuses and commissions, due and owing to her as of the date of this Agreement, and that Executive has been paid all accrued, but unused vacation pay through the date of this Agreement.  Executive acknowledges that her benefits eligibility under all Company-sponsored benefits programs shall end as of the Termination Date, subject to the reimbursement provisions of this Agreement.

6.             NON-ADMISSION OF LIABILITY

Executive acknowledges and agrees that this Agreement shall not be treated as an admission of liability or wrongdoing by the Company, at any time or for any purpose.

7.             CONFIDENTIALITY

Except as may be required by law, Executive agrees, covenants, and represents that Executive has not and will not disclose, communicate, divulge, or discuss any facts relating to the negotiation, existence, or terms of this Agreement to any person, other than her immediate family and legal and financial advisors, without first obtaining the Company’s written consent to each disclosure even though the Company will be required publicly file this Agreement on Form 8-K with the United States Securities and Exchange Commission.

8.             PROPRIETARY INFORMATION/NON-DISPARAGEMENT

Executive acknowledges and agrees to be bound by the terms of the Company’s Executive Proprietary Information, Non-Disclosure, and Non-Solicitation Agreement, which she signed while employed by the Company, and which is incorporated into this Agreement by this reference. Nothing in this Agreement shall be deemed to modify the restrictive covenants in any way that would reduce any such obligations but rather shall only to the extent of any conflict be read to increase or add to any such obligations. In addition to any disparagement provisions contained in the Proprietary Information, Non-Disclosure, and Non-Solicitation Agreement, Executive hereby agrees that she shall not following express verbally or in writing to any person at any time any negative comments about the Company, any of its Affiliates, its Executives, directors, employees or other business relationships.

9.             SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of Executive’s and the Company’s respective heirs, executors, administrators, trustees, successors, assigns, affiliated entities, directors, officers, shareholders, partners, agents, and Executives, past and present.

10.          INTEGRATION; MODIFICATIONS

a.             This Agreement, the Forbearance Agreement and the Executive Proprietary Information, Non-Disclosure and Non-Solicitation Agreement previously signed by Executive constitute an integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof.  There is no other agreement, written or oral, express or implied, between the Parties relating to the subject matter of this Agreement.

b.             This Agreement may not be modified orally.  It may be modified only by a written instrument which is signed by Executive and the Company’s President.

11.          CHOICE OF LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and without regard to California’s rules regarding conflicts of law.

12.          ARBITRATION

All claims that Executive may have against the Company or the Releasees, or which the Company may have against Executive or his Affiliates, of any kind, including, but not limited to, all claims in any way related to (i) the subject matter, interpretation, application, validity or alleged breach of this Agreement, (ii) the employment or termination of Executive, (iii) Executive’s efforts to find subsequent employment or work, or (iv) the subject matter, interpretation, application, validity or alleged breach of the Forbearance Agreement attached hereto (collectively, “Arbitrable Claims”) shall be resolved by arbitration.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims.  Arbitration of Arbitrable Claims shall be in accordance with the Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (JAMS), as amended from time to time, and as augmented by this Agreement, and shall take place in Los Angeles County, California.  Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

13.          SEVERABILITY

If any provision of this Agreement, including without limit any provision of the Forbearance Agreement or the Proprietary Information Agreement, is declared illegal, invalid, or unenforceable for any reason, that provision shall remain in effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect. Executive acknowledges that the Proprietary Information Agreement was entered into by the parties prior to this Agreement and that Executive was provided separate prior consideration for such Agreement.

14.          EFFECTIVE DATE

The “Effective Date” of this Agreement shall be the day it is signed by all Parties.

EXECUTIVE REPRESENTS THAT SHE HAS READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF ITS TERMS AND THAT SHE HAS EXECUTED THIS AGREEMENT WITHOUT COERCION OR DURESS OF ANY KIND.

Dated:	September 11, 2012.	/s/ Kristin Rogers
Kristin Rogers

Dated:	September 11, 2012.	PC Mall, Inc.

		By:	/s/ Frank Khulusi

Attachment A

Forbearance Agreement

This Forbearance Agreement (this “Agreement”) is entered into by and between Kristin Rogers (the “Executive”) and PC Mall, Inc. (“PC Mall, Inc. or the “Company” including any Affiliate of PC Mall, Inc. as defined below).

RECITALS

Executive and the Company mutually desire to enter into this Agreement in accordance with the provisions of and as a material inducement for entering into and paying the severance amounts provided in that certain Retirement, Severance and Release Agreement to which this Agreement is incorporated.

Executive and the Company desire to enter into this Agreement as part of their mutual effort to effect Executive’s retirement and end their employment relationship in a professional and mutually satisfying manner recognizing Executive’s contributions to the Company over her long tenure with the Company while also protecting certain interests of the Company related to fair competition and confidential, proprietary or trade secret information.

AGREEMENT

In consideration of the covenants and promises in this Agreement and the related Retirement, Severance and Release Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Acknowledgment of Confidential, Proprietary and Trade Secret Information

Executive acknowledges and agrees that it is the mutual intent of Executive and the Company that Executive retire from the Company and that in the course of her long standing role as a leading executive of the Company she has received and learned of material confidential, proprietary and trade secret information about the Company and its Affiliates, their respective business operations and strategies and other information (“Confidential Information”) such that if she were to compete with the Company or any of its Affiliates (as more fully described in the forbearance provisions below) she would inevitably need to use and disclose such Confidential Information. Accordingly, Executive and the Company each desire to enter into this Agreement in part to protect each party from any such improper use or disclosure.

2.     Forbearance, Forgiveness and Severance Payments

Provided that Section 3 of this Agreement remains in effect for the full five (5) year forbearance term and is not terminated by the Company in accordance with the terms of this Agreement, the Company shall forgive or terminate, as applicable, as of the ending date of the forbearance term of this Agreement, any and all rights it would otherwise have to require repayment or termination of Severance Payments paid, owing or to otherwise to become owing as defined and provided below in this Agreement and in the Retirement, Severance and Release Agreement.

3.             TERMINATION OF AGREEMENT

a.             This Agreement shall remain in full force and effect for a five (5) year forbearance term, and its forbearance and forgiveness terms shall continue in effect, if and only if Executive continues throughout the entire forbearance time period to engage in her business activities according to the following provisions:

i.              Interference with Company Relationships.  Executive understands that the Company’s relationships with its and its Affiliates, executives, employees, customers, clients, vendors, prospects and other persons are valuable business assets of the Company and its Affiliates.  During the five (5) year term hereof, Executive will not directly or indirectly induce, attempt to induce, or assist others in inducing or attempting to induce any Executive, employee, agent, customer, prospect, vendor, supplier, or business partner of the Company, any Affiliate of the Company or any other person doing business with the Company or any Affiliate of the Company (or proposing to do business with any such person) to terminate their relationship with the Company or any Affiliate (or to refrain from doing business with the Company or any Affiliate).  Executive also will not interfere in any other manner, directly or indirectly, with the relationship between the Company or any Affiliate of the Company and any such person during the five (5) year term hereof, including without limitation by way of expressing verbally or in writing to any person any negative comments about the Company, any of its Affiliates, its Executives, directors, employees or other business relationships.  During the five (5) year term hereof, and subject to the exceptions provided  in Section 3a(ii) below, Executive will not, directly or indirectly, do business with any customer or prospect of the Company, as defined below, or any Affiliate of the Company for the purpose of selling products or services or providing or obtaining marketing related services in competition with the Company or any Affiliate of the Company or on behalf of any company in competition with the Company or any Affiliate of the Company even if said customer or prospect solicits Executive, directly or indirectly, to do business with them. For purposes of this Agreement, “prospect” shall mean any potential customer for which the Company is engaged in an active bid proposal.

ii.             Non-Competition.  In order to further ensure the continuing effect of the terms of this Agreement, and subject to the exceptions provided below in this Section 3a(ii), during the five (5) year term hereof, Executive will not, either directly or indirectly, engage in competition with the Company or any Affiliate of the Company or, for clarity, act as an Executive or service provider/contractor for any major IT OEM or distributor, or any IT reseller or IT VAR regardless of whether any such employment or service is otherwise deemed to be in competition with the Company or any Affiliate of the Company. For purposes of this Agreement and, for clarity, competition shall include without limit employment with or providing any services on behalf of any large IT OEM or distributor, any IT reseller or IT VAR regardless of whether any such employment or service is otherwise deemed to be in competition with the Company or any of its Affiliates. Executive acknowledges and agrees that Executive has competitive knowledge of Confidential Information of the Company and its Affiliates such that any such employment or service would likely pose a material risk of use or disclosure of such Confidential Information and, accordingly, the employment and service restrictions provided in this section are reasonable and necessary to protect legitimate competitive interests of the Company and its Affiliates.   Notwithstanding anything to the contrary in Section 3a  above, Executive may (I) acquire less than a two percent (2%) interest of any publicly traded stock of a competitor of the Company or an Affiliate of the Company; (II) after the nine month anniversary of this Agreement, engage in or provide consulting services to (i) any OEM or distributor (provided that such services do not involve consulting services that are being provided directly to any part of any such OEM’s or distributor’s business that is directly competing with the Company for product, services or solutions sales), or (ii) any value added reseller (“VAR”) with annual sales of less than $50 million and such VAR does not hire any of the Company’s employees; and (III) after the four year anniversary of this Agreement, in addition to the permitted services which may be provided as described in the immediately above Section 3a (ii)((II), engage in or provide consulting services to any IT reseller or IT VAR, other than those commonly known as CDW, Insight, PC Connection, Pomeroy, Zones, Enpointe, ePlus,  Presidio, Software House International or Worldwide Technologies and any of their respective affiliates, subsidiaries, successors or assigns.

iii.            Geographic Scope of Non-Compete Obligation.  Executive understands that the Company or its Affiliates conduct business on a national scope throughout the United States, Canada and the Philippines, and further understands and agrees that the appropriate geographic area covered by the foregoing provisions is the entire United States, Canada and the Philippines.  Executive also agrees that given the Company’s business operation, a geographic coverage of the entire United States, Canada and the Philippines is fair and reasonable.

If, however, Executive fails or refuses in any way whatsoever to engage in her business activities according to the foregoing provisions, the Company at it sole option and discretion may immediately terminate this Agreement and all of its provisions, with the only surviving obligations being those described and set forth in the following Section 4 hereof concerning the “Waiver of Statute(s) of Limitations,” Section 3b regarding repayment of Severance Payments including without limit disgorgement and sale of certain shares of the Company’s Common Stock, and the terms set forth in Sections 5 through 15.

b.             Executive further understands and agrees that she is in no way prohibited from engaging in any of the foregoing activities as a requirement of this Agreement, but only has the option at her own discretion to conduct herself in accordance with such provisions to the extent she desires to continue in effect the forbearance and forgiveness terms provided for herein, and thereby to obtain the  Severance Payments (defined in the Retirement, Severance and Release Agreement). In the event Executive elects not to comply with the forbearance provisions of this Agreement at any time during the five year forbearance period, the Company shall have the right to (i) terminate this Agreement and the Company’s obligations under this Agreement and any obligation to make any unpaid Severance Payments provided for in the Retirement, Severance and Release Agreement, including without limit to permit the exercise of any options or the sale of any shares by Executive that would otherwise have terminated but for the provisions of the Retirement, Severance and Release Agreement providing for option exercise extensions, (ii) receive immediate repayment from Executive of any amounts previously paid to Executive as Severance Payments under this Agreement or the Retirement, Severance and Release Agreement in the full gross aggregate amounts paid upon demand from the Company; including without limitation, (I) disgorgement to the Company of any profits made by Executive arising out of or in connection with the exercise of options or sale of shares underlying such options or (II) the resale to the Company of any shares of the Company’s Common Stock acquired by Executive through the exercise of options at the original exercise price if, in either (I) or (II), the subject options, and rights to acquire the applicable shares, would have terminated prior to Executive’s applicable option exercise but for the extension of exercisability of such options contemplated and provided for by the Retirement, Severance and Release Agreement as part of the Severance Payments.

4.             Waiver of Statute(s) of Limitations

a.             From and after the Effective Date of this Agreement and during any time period that this Agreement remains in effect, the Parties agree that all applicable statute(s) of limitations as to any and all claims that the Company may have against Executive, in connection with, related to, or arising from any acts or omissions of Executive during Executive’s employment with the Company or any Affiliate, shall be tolled and suspended during the period of time this Agreement is in effect.

b.             Executive hereby waives any defense by way of any statute of limitations which would otherwise arise during such period.

c.             This waiver shall not be construed as a waiver of any statute of limitations defense that has become established as of the Effective Date of this Agreement, or which would arise after the date of termination of this Agreement, excluding the period of time during which this Agreement has operated to toll any applicable statute(s) of limitations.

d.             The running of all applicable statute(s) of limitations shall commence again on the termination of this Agreement, unless there is an extension of this Agreement executed in writing by and behalf of the Parties hereto.

e.             Upon termination of this Agreement, or termination of any written extension hereof, the Parties shall be returned to the status quo as of the Effective Date.

f.             It is understood that by entering into this provision for a tolling agreement, neither Party is waiving any claims, rights or defenses that may have accrued up to the Effective Date.

5.             CONFIDENTIALITY

Except as may be required by law, Executive agrees, covenants, and represents that she has not and will not disclose, communicate, divulge, or discuss any facts relating to the negotiation, existence, or terms of this Agreement to any person, other than her immediate family and legal and financial advisors, without first obtaining the Company’s written consent to each disclosure even though Executive understands the Company expects to publicly file and describe the Agreement on Form 8-K with the Securities and Exchange Commission and in other applicable public filings.

6.             PROPRIETARY INFORMATION

Executive acknowledges and agrees that in addition to and independent of any other terms of this Agreement, Executive shall continue to be bound by the terms of the Company’s Executive Proprietary Information, Non-Disclosure, and Non-Solicitation Agreement (the “Proprietary Information Agreement”), which she signed while employed by the Company, and which is incorporated into this Agreement by this reference. Nothing in this Agreement is intended to lessen any restrictions contained in the Proprietary Information Agreement and Executive acknowledges she separately entered into such agreement and received separate consideration.

7.             SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of Executive’s and the Company’s respective heirs, executors, administrators, trustees, successors, assigns, affiliated entities, directors, officers, shareholders, partners, agents, and Executives, past and present.  Each Affiliate of the Company shall be a third party beneficiary of this Agreement.

8.             INTEGRATION; MODIFICATIONS

a.             This Agreement and the accompanying Retirement, Severance and Release Agreement constitute an integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof.  There is no other agreement, written or oral, express or implied, between the Parties relating to the subject matter of this Agreement, other than this Agreement and the accompanying Retirement, Severance and Release Agreement.

b.             This Agreement may not be modified orally.  It may be modified only by a written instrument which is signed by Executive and the Company’s President.

9.             CHOICE OF LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and without regard to California’s rules regarding conflicts of law.

10.          ARBITRATION

All claims that Executive may have against the Company or its Affiliates, or which the Company may have against Executive or the Releases, of any kind, including, but not limited to, all claims in any way related to the subject matter, interpretation, application, validity or alleged breach of this Agreement, the Retirement, Severance and Release Agreement or the Proprietary Information Agreement (collectively, “Arbitrable Claims”) shall be resolved by arbitration.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims.  Arbitration of Arbitrable Claims shall be in accordance with the Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (JAMS), as amended from time to time, and as augmented by this Agreement, and shall take place in Los Angeles County, California.  Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

11.          SEVERABILITY

If any provision of this Agreement is declared illegal, invalid, or unenforceable for any reason, that provision shall remain in effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect. Executive acknowledges that the Proprietary Information Agreement was entered into by the parties prior to this Agreement and that Executive was provided separate prior consideration for such Agreement.

12.          NO WAIVER

No failure to exercise, and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy that the Company may have, nor shall such delay be construed to be a waiver of any of such rights, powers or remedies.  No waiver of any noncompliant act by Executive shall be a waiver of any other noncompliant act subsequently occurring.  The Company shall not be deemed to have waived any right, power or remedy except in writing signed by the Company’s President or General Counsel expressly stating that it is a waiver of same right, power or remedy.

13.          Cumulative Remedies

The rights and remedies of the Company under this Agreement are cumulative and not exclusive of any rights or remedies that the Company would otherwise have, and may be pursued at any time and from time to time and in such order as the Company shall determine in its sole discretion.

14.          Mutual Agreement

The Parties agree that the terms and provisions of this Agreement embody their mutual intent and that such terms and provisions are not to be construed more liberally in favor, or more strictly against, any Party.  This Agreement shall not be construed as if it had been prepared by one of the Parties, but rather as if it had been prepared by both of the Parties.

15.          Effective Date and Term of Agreement

a.             The Effective Date” of this Agreement shall be the day it is signed by all Parties.

b.             From and after the Effective Date, this Agreement shall remain in full force and effect for a five (5) year term unless earlier terminated as provided herein.

Dated: September 11, 2012.	/s/ Kristin Rogers
Kristin Rogers

Dated: September 11, 2012.	PC Mall, Inc.

	By:	/s/ Frank Khulusi